For Immediate Release Contact:
Debi Ethridge Vice President, Finance & Investor Relations dethridge@lodgian.com	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) jerry@dalygray.com

(404) 365-2719	(703) 435-6293

Alex Lieblong Elected to Lodgian’s Board of Directors

ATLANTA, Ga., February 24, 2006—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today announced that Alex Lieblong has been elected to its board of directors.

“Alex’s extensive experience in the investment industry and capital markets further strengthens the diversity of our board,” said Ed Rohling, Lodgian president and chief executive officer.

A 30-year veteran of the investment industry, Lieblong is founder of Key Colony Fund and is a principal of Lieblong & Associates, a financial advisory firm. Previously, he held management positions with Paine Webber, Merrill Lynch and E. F. Hutton.

Lieblong also serves as a member of the board of directors of Deltic Timber (NYSE: DEL), a natural resources company focused on the ownership and management of timberland; Home Bancshares, a $2 billion private bank with operations in Arkansas and Florida; and Ballard Petroleum, a privately held energy company.

- more -

Lodgian

Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently owns and manages a portfolio of 75 hotels with 13,468 rooms located in 28 states and Canada. Of the company’s 75-hotel portfolio, 46 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) 16 are Marriott brands (Courtyard by Marriott, Fairfield Inn, SpringHill Suites and Residence Inn), and 11 are affiliated with four other nationally recognized hospitality franchises such as Hilton and Carlson (Radisson and Park Inn). Two hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.

This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially.

The words “guidance,” “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements.

Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time to time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.